10F-3 Report
CGCM High Yield Investments
9/1/2011			through	2/29/2012

Issuer Name	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price	% Rec'd by Fund

Chesapeake Midstream Partners, L.P.	1/6/2012	Barclays Capital	750,000,000	40,000.00	101.250	0.01%
Chesapeake Midstream Partners, L.P.	1/6/2012	Barclays Capital	750,000,000	240,000.00	100.000	0.03%
BreitBurn Energy Partners LP	1/10/2012	Wells Fargo	250,000,000	40,000.00	99.154	0.02%
Sophia Finance	1/11/2012	JP Morgan	530,000,000	50,000.00	100.000	0.01%
Fresenius Medical Care	1/17/2012	B of A Securities	700,000,000	60,000.00	100.000	0.01%
Taminco Global Chemical Corporation	1/20/2012	Credit Suisse	400,000,000	80,000.00	100.000	0.02%
PetroBakken Energy Ltd.	1/25/2012	Credit Suisse	900,000,000	140,000.00	99.500	0.02%
Targa Resources Partners LP	1/26/2012	Deutsche Bank	400,000,000	140,000.00	100.000	0.04%
Energy Future Intermediate Holding Company LLC	2/1/2012	Goldman Sachs	1,150,000,000	290,000.00	98.535	0.03%
The Service Master Company	2/2/2012	JP Morgan	500,000,000	90,000.00	100.000	0.02%
Samson Investment Company	2/3/2012	JP Morgan	2,250,000,000	350,000.00	100.000	0.02%
HCA Inc.	2/7/2012	Goldman Sachs	1,350,000,000	120,000.00	100.000	0.01%
Lone Pine Resources Canada Ltd.	2/9/2012	Credit Suisse	200,000,000	50,000.00	98.577	0.03%
Goodyear Tire and Rubber Company	2/23/2012	Deutsche Bank	700,000,000	140,000.00	100.000	0.02%
Norwegian Cruise Lines Ltd.	2/24/2012	Deutsche Bank	100,000,000	450,000.00	106.000	0.45%
United Rentals Inc.	2/24/2012	B of A Securities	1,325,000,000	500,000.00	100.000	0.04%
QEP Resources Inc.	2/27/2012	Wells Fargo	500,000,000	90,000.00	100.000	0.02%
Sprint Nextel Corporation	2/27/2012	B of A Securities	1,000,000,000	20,000.00	100.000	0.00%
Clear Channel Worldwide Holdings	2/29/2012	Goldman Sachs	275,000,000	20,000.00	100.000	0.01%
Clear Channel Worldwide Holdings	2/29/2012	Goldman Sachs	1,925,000,000	100,000.00	100.000	0.01%